Exhibit 99.2

CONSENT OF THE MENTOR GROUP, INC.

The Board of Directors

Assure Holdings Corp.

7887 East Belleview Avenue, Suite 240

Denver, Colorado 80111

Dear Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 12, 2024, to the Board of Directors of Assure Holdings Corp. in the proxy statement/prospectus included in the Registration Statement filed with the Securities and Exchange Commission on the date hereof and the references to our opinion in such proxy statement/prospectus. The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission as of the date hereof and not to any amendments or supplements thereto, and our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: May 2, 2024

/s/ The Mentor Group, Inc.

THE MENTOR GROUP. INC.